                                  EXHIBIT 2.0


                    Stock Purchase Agreement By and Between
                    Phoenix Waste Services Company, Inc. and
                        Lester Bulawa and Urszula Bulawa
                              dated April 10, 2002

                                  LU Transport


                            Stock Purchase Agreement


                      PHOENIX WASTE SERVICES COMPANY, INC.

                                     Buyer
                                     -----


                                    - and -


                        LESTER BULAWA AND URSZULA BULAWA


                           ALL OF THE SHAREHOLDERS OF


                               LU TRANSPORT, INC.


                                    Sellers
                                    -------





                             Dated: APRIL 10, 2002

                               TABLE OF CONTENTS


1.       Sale of Stock.......................................................................................Page 2

2.       Purchase Price......................................................................................Page 2

3.       Payment of Purchase Price...........................................................................Page 2

4.       Representations and Warranties of Sellers...........................................................Page 5

5.       Representations and Warranties of Buyer............................................................Page 13

6.       Covenants of Sellers...............................................................................Page 14

7.       Covenants of Buyer.................................................................................Page 17

8.       Mutual Covenants of the Parties....................................................................Page 18

9.       Conditions Precedent...............................................................................Page 18

10.      The Closing........................................................................................Page 21

11.      Survival of Representations, Warranties and Covenants..............................................Page 23

12.      Indemnification....................................................................................Page 23

13.      Brokers............................................................................................Page 26

14.      Notices............................................................................................Page 26

15.      Entire Agreement...................................................................................Page 27

16.      Successors and Assigns.............................................................................Page 27

17.      Paragraph Headings.................................................................................Page 27

18.      Expenses...........................................................................................Page 27

19.      Further Assurances.................................................................................Page 28

20.      Termination of Agreement...........................................................................Page 28

21.      Applicable Law.....................................................................................Page 28

22.      Counterparts.......................................................................................Page 28

23.      Severability.......................................................................................Page 29

24.      Variations in Pronouns.............................................................................Page 29

25.      Waiver.............................................................................................Page 29

26.      Further Covenants and Agreements...................................................................Page 29

SCHEDULE 4(c) TO STOCK PURCHASE AGREEMENT...................................................................Page 32

SCHEDULE 4(d) TO STOCK PURCHASE AGREEMENT...................................................................Page 33

SCHEDULE 4(e) TO STOCK PURCHASE AGREEMENT...................................................................Page 34

SCHEDULE 4(f)(1) TO STOCK PURCHASE AGREEMENT................................................................Page 35

SCHEDULE 4(f)(2) TO STOCK PURCHASE AGREEMENT................................................................Page 36

SCHEDULE 4(g) TO STOCK PURCHASE AGREEMENT...................................................................Page 37

SCHEDULE 4(h) TO STOCK PURCHASE AGREEMENT...................................................................Page 38

SCHEDULE 4(i) TO STOCK PURCHASE AGREEMENT...................................................................Page 39

SCHEDULE 4(j) TO STOCK PURCHASE AGREEMENT...................................................................Page 40

SCHEDULE 4(l) TO STOCK PURCHASE AGREEMENT...................................................................Page 41

SCHEDULE 4(m) TO STOCK PURCHASE AGREEMENT...................................................................Page 42

SCHEDULE 4(o) TO STOCK PURCHASE AGREEMENT...................................................................Page 43

SCHEDULE 4(s) TO STOCK PURCHASE AGREEMENT...................................................................Page 44

SCHEDULE 6(f) TO STOCK PURCHASE AGREEMENT...................................................................Page 45

SCHEDULE 6(k) TO STOCK PURCHASE AGREEMENT...................................................................Page 46

SCHEDULE 7(c) TO STOCK PURCHASE AGREEMENT...................................................................Page 47

SCHEDULE 10(a)(iv) TO STOCK PURCHASE AGREEMENT..............................................................Page 48

SCHEDULE 10(a)(v) TO STOCK PURCHASE AGREEMENT...............................................................Page 49

SCHEDULE 10(b)(ii) TO STOCK PURCHASE AGREEMENT..............................................................Page 50

SCHEDULE 10(b)(iii) TO STOCK PURCHASE AGREEMENT.............................................................Page 51

SCHEDULE 10(b)(iv) TO STOCK PURCHASE AGREEMENT..............................................................Page 52

                     LU Transport Stock Purchase Agreement

         This Stock Purchase Agreement (Agreement) is made and entered into on this 10th day of April, 2002, by and between PHOENIX WASTE SERVICES COMPANY, INC., a Delaware corporation, with its principal offices located at 60 Park Place, Suite 509, Newark, New Jersey 07102, (Buyer), and the following named individual persons, residents of the State of Illinois: Lester Bulawa and Urszula Bulawa (Sellers), the legal owners of all of the outstanding stock of LU TRANSPORT INC., an Illinois corporation with its principal offices located at 2648 West 50th Street, Chicago, Illinois 60632 (Company).

         BE IT RESOLVED AS FOLLOWS:

         WHEREAS, Sellers operate a long haul solid waste transporting business in and around both Chicago, Illinois and New York, New York (the Business); and

         WHEREAS, Company owns contracts with respect to the Business; and

         WHEREAS, Company owns certain motorized hauling equipment, leasehold interest(s), accounts receivables, cash on hand, a trade name, sundry office equipment, written and non-written intellectual property, operating permits and licenses, employment contracts and goodwill; and

         WHEREAS, Sellers desire to sell, and deliver to Buyer, and Buyer desires to purchase from Sellers, all of the outstanding stock of Company; and

         WHEREAS, at Closing, defined below in Section 10, Sellers and Buyer shall execute an Escrow Agreement, attached hereto as Exhibit A, and establish an Escrow Account, defined below in Section 6(j), whereby Sellers shall secure performance of its Indemnification obligations pursuant to Section 12 below; and

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties agree as follows:

         1. Sale of Stock: Subject to the conditions as set forth in this Agreement, Sellers hereby agree to transfer to Buyer and Buyer hereby agrees to purchase from Sellers, on the Closing Date, all of the outstanding stock of Company (the Stock).

         2. Purchase Price: The purchase price to be paid by Buyer to Sellers for the Stock of Company shall be Four Million Five Hundred Thousand And No/100 Dollars ($4,500,000) (Purchase Price).

         3. Payment of Purchase Price: (a) At the Closing as is defined below at Section 10, Buyer shall deliver to Sellers, by wire transfer or by bank, cashier's or certified check made payable jointly to the order of Sellers, the Purchase Price less the Escrow Fund Amount, defined below in Section 7(c).

                  (b) Payment of the Earnout Amount: (i) Buyer shall pay to Sellers One Third (1/3) of the amount by which Company's earnings before interest, taxes, depreciation and amortization (EBITDA), as calculated in accordance with Section 3(f) below, in each or any of fiscal years 2002, 2003 and 2004, exceeds Three Million And No/100 Dollars ($3,000,000), each such payment to be made on the first, second and/or third anniversary of the Closing Date and the total collective payment thereof, therefore, not to exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000) (the Earnout Amount). For example, in the event that Company's EBITDA for fiscal year 2002 is Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000), then Buyer shall pay to Sellers, on the first anniversary of the Closing Date, One Hundred Sixty Six Thousand Six Hundred Sixty Six And Sixty Seven/Dollars ($166,666.67), which reflects One Third (1/3) of Five Hundred Thousand and No/100 Dollars ($500,000). The Earnout Amount is subject to offset pursuant to Section 12 below.

                  (c) Notice to Sellers Concerning the Earnout Amount: For purposes of this Section 3, all notices to Sellers with respect to any determinations by Buyer of the EBITDA, the Earnout Amount, or with respect to any issue reasonably relevant to either determinations of the EBITDA or the Earnout Amount, shall be deemed properly given, if supplied to Sellers, in writing, within the time set forth herein for same.

                  (d) Disputes Concerning The EBITDA Determination: As soon as practicable, but in no event later than Ninety (90) days following the end of each fiscal year for which a portion of the Earnout Amount may be due, Buyer shall prepare or cause to be prepared by Buyer's certified auditors and shall deliver to Sellers a reasonable detailed statement setting forth the EBITDA. Upon the written notice to Sellers of the determination of the EBITDA by Buyer's certified auditors, if Sellers disagree with the determination, Sellers shall notify Buyer in writing within FOURTEEN (14) calendar days of the receipt of said notice of the nature and extent of Sellers's disagreement. Thereafter, the parties shall follow the procedure set out below in Section 3(d)(i)- (ii) to resolve the dispute concerning the EBITDA determination of Buyer:

                           (i) Following the receipt by Buyer of Sellers' written notice described in Section 3(c), in the FOURTEEN (14) calendar days following receipt of the said notice by Buyer, Sellers and Buyer shall attempt to negotiate a good faith settlement of the dispute.

                           (ii) If the dispute is not resolved within said FOURTEEN (14) calendar days of good faith negotiation, as may be extended by the mutual agreement of Buyer and Sellers, Sellers may file for arbitration of the dispute pursuant to the rules of the American Arbitration Association, utilizing three arbitrators, one arbitrator chosen by Sellers, one arbitrator chosen by Buyer, and the third arbitrator chosen by the other two arbitrators.

                  (e) Arbitration Expenses: In connection with any dispute concerning EBITDA referred to arbitration, each party shall be responsible for its own expenses of the arbitration and attorney fees. In those situations where an award is made, the arbitrators shall allocate arbitration expenses and attorney fees as the arbitrators deem fair and reasonable.

                  (f) EBITDA Calculation: For purposes of calculating EBITDA hereunder: (i) no costs or expenses specifically attributable to the transactions contemplated by this Agreement shall be deducted from Company's earnings; (ii) Company shall be accounted for as a separate entity and separate books and records shall be maintained therefor,
         (iii) no overhead or amortization of goodwill created by the transactions contemplated by this Agreement and no corporate charges or fees otherwise allocated to Company by Buyer shall be deducted from Company's earnings, except to the extent such overhead or other expenses are directly attributable to Company's conduct of the Business in the ordinary course; (iv) no professional, consulting, or similar costs not incurred in the ordinary course of Company's business consistent with Company's past practices and no extraordinary incentive or other compensation paid to executives of the Business outside the ordinary course of Company's business (except for such compensation as the Sellers may authorize in advance) shall be deducted from Company's earnings; (v) the level of Company's reserves shall be calculated in accordance with generally accepted accounting principles (GAAP); (vi) no capital expenditures incurred outside of the ordinary course of business, except necessary repairs, shall be deducted from Company's earnings; and (vii) in the event that Company devotes personnel, assets, or other resources to another affiliate of Buyer, Company shall charge a reasonable, arms-length rate therefor which shall be added to Company's earnings.

                  (g) Company's Debt on the Closing Date: All obligations of Company, properly disclosed to Buyer pursuant to the requirements of this Agreement, shall remain as obligations of Company after the Closing Date.

         4. Representations and Warranties of Sellers: Sellers hereby make the following representions and warranties to Buyer as of the Closing Date as follows, except as may be set forth in Schedules to be annexed hereto on or prior to Closing. Buyer acknowledges and agrees that the schedules shall not be annexed hereto on the date hereof and, therefore: (i) the representations and warranties of Sellers are incomplete until such schedules are attached hereto; and (ii) no rights or remedies shall arise out of Sellers' representations and warranties until such schedules are attached hereto:

                  (a) Organization and Good Standing of Company. Company is a corporation duly organized and validly existing under the laws of the State of Illinois. Sellers further represent that Company is qualified to do business and is in good standing in any and all other states (and the District of Columbia) in which it does business. Company has full corporate power and authority to own its properties and to carry on the Business.

                  (b) Authorization and Effect of Agreement. This Agreement and all other agreements and instruments to be executed in connection herewith or pursuant hereto have been duly authorized and approved by all requisite corporate action of Company, and when executed and delivered by Sellers shall constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. The execution, delivery and performance of this Agreement will not violate any provision of any law, rule or regulation applicable to Sellers or Company, or any order, judgment or decree of any court or other governmental agency binding on Sellers or Company, or any agreement or instrument to which Sellers or Company are a party or by which either of them may be bound.

                  (c) Financial Statements. Company has delivered to Buyer its unaudited internal financial statements for fiscal year 2001, hereinafter referred to as the Financial Statements, attached as
         Schedule 4(c). The Financial Statements fairly present the financial position and results of operations of Company for the periods covered thereby and have been prepared in accordance with GAAP consistently applied throughout the periods covered, or if not prepared in accordance with GAAP, the Financial Statements do not reflect a materially different financial position or results of operations than if the Financial Statements had been prepared in accordance with GAAP. The Financial Statements fully and fairly reflect all the transactions, properties, assets and liabilities of Company. There are no extraordinary or material non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The Financial Statements reflect all adjustments necessary for a fair presentation of financial information contained therein. All related party transactions have been entered into and are reflected in the Financial Statements. There are no loans between Company and Sellers or any parties related to them, except as is set out on Schedule 4(c).

                  (d) No Adverse Change. Since December 31, 2001, the date of the Financial Statements, the Business has been operated in the ordinary course and there has not occurred any material adverse change in the Business, properties, prospects or operations of the Business, in Company's ability to operate the Business on an ongoing basis in the future, or in the quality and character of Company's customers and relations therewith or in the aggregate business volume done with customers, except as identified on Schedule 4(d).

                  (e) Absence of Undisclosed Liability. There are no material liabilities related to the Business or properties or Assets (defined below) of Company, other than as reflected in the Financial Statements, and as are fully listed on Schedule 5(e).

                  (f) Title to Assets. Company is vested with good and marketable title to all of its assets (the Assets), free and clear of all liens, charges, encumbrances and liabilities, except as indicated on Schedule 4(f)(1) annexed hereto. The Assets constitute all of the right, title, or interest which are used in the operation of the Business or reflected on the Balance Sheet (or acquired after the date of the Balance Sheet). All material contracts, oral and written, to the best of Sellers' knowledge, with suppliers of Sellers are listed on or are annexed hereto as Schedule 4(f)(2).

                  (g) Inventory and Equipment. Schedule 4(g) annexed hereto lists all the inventory and equipment of Company necessary to conduct the operations of the Business. The inventory and equipment of Company are in good, useable condition, except as is described on Schedule 4(g), and good and marketable title to same is vested in Company.

                  (h) Information. Company has no customers other than those on the customer list forming the Information and annexed as
         Schedule 4(h). Company has used reasonable efforts to maintain the confidentiality of the Information and has not made it available to any third party other than pursuant to non- disclosure agreements. All customer contracts that could be located by Company upon a reasonably diligent search are annexed as Schedule 4(h).

                  (i) Permits. Company holds all licenses, permits and franchises which are required to allow it to conduct the Business and all such licenses, permits and franchises are transferable, valid and in full force and effect and annexed as Schedule 4(i).

                  (j) Litigation. Other than as set forth in Schedule 4(j), there is no action, suit, proceeding or claim pending, or, to the knowledge of Sellers, threatened against Company by any person, including without limitation, by any government or governmental agency, and there is no outstanding order, writ, injunction, decree, judgment or award of any court, government or governmental agency against or affecting Company, which would have a material adverse affect on the value to Buyer of the Stock, or the utilization of the Assets in the Business, or on Sellers' ability to consummate this transaction.

                  (k) Compliance with Laws. To the best of Sellers' knowledge, Company has complied in all material respects with all laws, regulations and orders applicable to the Business and the Assets, and there is no governmental law or regulation in effect or other event which would have a material adverse affect on the value to Buyer of the Stock, or on Sellers' ability to consummate the transaction.

                  (l) Labor, ERISA. Schedule 4(l) sets forth a list of all employees of Company and their duties, current compensation and employee benefits. Company is not a party to any collective bargaining agreement with any union and Company has no knowledge or information that there is currently pending or threatened any petition by employees of Company for a union representative election, except as is described on Schedule 4(l). Company does not maintain any employee benefit plan in respect of which Buyer would become liable as a consequence of its purchase of the Stock or that would affect Company's ability to consummate this transaction. Company is not a participant in any multi-employer pension or employee welfare benefit plan.

                  (m) Taxes. Company has duly and timely filed or will file all tax returns and tax information reports required to be filed by it and has timely paid or will pay in full all taxes owed by it, including but not limited to, income, real estate, franchise, sales, social security trust fund and state unemployment trust fund contributions, that have accrued and become payable on or before the Closing Date or with respect to tax periods ending on or after and including the Closing Date. There are no tax liens or determinations by any taxing authority against Company or the Stock that would have a material adverse affect on the value to Buyer of the Stock, on the utilization of the Assets in the Business, or on Sellers' ability to consummate this transaction. There are no tax audits or determinations pending, or, to the best knowledge of Sellers, threatened against the Business or the Sellers or with respect to the Stock, except as listed on
         Schedule 4(m). The charges, accruals and reserves with respect to taxes on the books of Company are adequate and are at least equal to Company's liability for taxes. All taxes that Company is or was required to withhold or collect, and to the extent required, have been paid to the proper governmental body or person.

                  (n) No Restrictions. The execution and delivery of this Agreement and all other agreements and instruments to be executed in connection herewith, the consummation of the transactions provided for herein and therein, and the fulfillment of the terms hereof and thereof, will not result in a breach of or constitute a default under, or conflict with: (i) any agreement, or other instrument to which Company is or Sellers are individually or collectively a party or by which it or they may be bound; (ii) the Certificate of Incorporation or By-Laws of Company; (iii) any judgment, decree, order or award of any court, government, governmental agency or arbitrator; or (iv) any law, rule or regulation applicable to Company, the Business, the Assets or the Stock.

                  (o) Insurance. Company has in effect workers compensation insurance, vehicle insurance and general comprehensive liability insurance that is adequate and customary for the Business engaged in by Sellers. Premiums for all such insurance have been and will be timely paid by Company. No notice of policy termination has been delivered to Sellers or Company. Copies of all such insurance policies are attached hereto on Schedule 4(o).

                  (p) Contamination. To the best of Sellers' knowledge, Sellers represent and warrant that Company has not sent, had sent on its behalf, or allowed to be sent by any action or omission, any hazardous, toxic or deleterious substance or waste, as defined by any applicable law (defined to include, without limitation, all applicable statutory law and common law), hereinafter referred to as Hazardous Materials, for treatment, storage, handling or disposal to any facility or property which is: (1) listed, proposed for listing, or considered for listing on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability Information System List or any other hazardous site list published, promulgated or adopted by any governmental authority; (2) the subject of any environmental investigation, remediation or cost recovery action; or (3) any facility or property from which such Hazardous Materials have been transhipped to another facility or property which meets criteria (1) or (2) above.

                  (q) Disposal or Release of Hazardous Materials. Sellers represent and warrant that Company has not disposed of, released or discharged any Hazardous Materials, as such term is defined by Illinois law or any other applicable statutory law and common law, at or onto or arising from the real estate upon which Company operates the Business (the Real Property), or into the subsurface soils or groundwater beneath the Real Property, that Company has not disposed of, released or discharged any Hazardous Materials from, at or onto the Real Property or surrounding properties or into the subsurface soils or groundwater beneath the Real Property or surrounding properties, including surface waters, sediments or environmentally sensitive areas and any other potential areas of concern and receptors, and that Company has not received any notice or claim asserting or claiming that it is or may in any way be liable for any adverse environmental condition existing on or under the Real Property or arising out of the disposal, release or discharge of any Hazardous Materials.

                  (r) Exposure to Hazardous Substances. Sellers represent and warrant that Company has not received any notice or claim asserting or claiming that it is or may in any way be liable for any condition arising out of or resulting from any exposure to Hazardous Materials. Sellers represent and warrant that neither Sellers nor Company are aware of any pending or threatened claim that Company is or may in any way be liable for any condition arising out of or resulting from any exposure to Hazardous Materials.

                  (s) Real Property. Schedule 4(s) sets forth a full description of all Real Property, as defined by Section 4(q) above, with respect to which Company is an owner, lessor, lessee or has a possessory interest. Any agreements affecting such Real Property are annexed as part of Schedule 4(s). Company has not received any notice for assessments for public improvements against the Real Property and, to the best of Sellers' knowledge, no such assessment has been proposed. There is no pending condemnation, expropriation, eminent domain or similar proceeding concerning all or any portion of the Real Property, and to the best of Sellers's knowledge, no such proceeding is proposed.

                  (t) Relationships. Company's relationships with its customers, suppliers and others with whom Company has business dealings are satisfactory to Company, and Company has no knowledge of any contemplated termination or other adverse change in any such relationships.

                  (u) Health Care Claims. No health-related claim is pending, or to the knowledge of Sellers, is threatened, by any employee, his or her spouse or dependants not covered by insurance or otherwise provided for by Company.

                  (v) Reasonable Equivalent Value. Sellers represent and warrant that the Purchase Price is a reasonably equivalent value for the transfer of the Stock to Buyer and that the transfer of the Stock to Buyer is intended to be a contemporaneous exchange for new value given to Sellers by Buyer.

                  (w) Liens. Other than as are disclosed on Schedule 4(e), there are no liens, charges, chattel mortgages or other encumbrances on any of the assets of Company.

                  (x) Full Disclosure. All information provided or to be provided to Buyer by Sellers in connection with the transactions contemplated by this Agreement is true and correct in all material respects as of the date given to Buyer and as of the Closing Date, and Sellers have exercised best efforts to provide Buyer with complete information. As of the date given and as of the Closing Date, no representation or warranty of Sellers contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

                  (y) Company Issued and Outstanding Shares. There are a total of One Thousand (1,000) issued and outstanding shares of Company common stock, and Sellers are the sole owners of record of all such One Thousand (1,000) shares, and the same represents all Company equity. There are no obligations by Company to honor any warrants, pay any stock options, and there are no liens or encumbrances on the Stock. All of the outstanding equity securities of Company have been duly authorized and validly issued and are fully paid and non-assessable. There are no contracts or agreements relating to the issuance, sale or transfer of any equity securities of Company.

                  (z) Improper or Unauthorized Dumping: To the best of Sellers' knowledge, Sellers represent and warrant that Company is free of any and all liability arising from the unauthorized or improper dumping or disposal of waste material.

                  (aa) Total Sales: The total sales of Company is approximately Eighteen Million Seven Hundred Fifty Thousand And No/100 Dollars (18,750,000) annually, as is reflected on the Financial Statements, as said Financial Statements are adjusted for inter-company sales and attached hereto as Schedule 4(c).

                  (bb) Annual EBITDA: Company produces an EBITDA of approximately Four Million Two Hundred Thousand And No/100 Dollars ($4,200,000).

                  (cc) Loans Payable: Company is obligated for loans payable in the approximate amount of Eight Million And No/100 Dollars ($8,000,000).

                  (dd) Accounts Receivable: Company owns accounts receivable totaling approximately One Million Nine Hundred Thousand And No/100 Dollars ($1,900,000), net of any reserves, as is reflected on the Financial Statements, and all such accounts receivable are collectable in the ordinary course of business. There is no contest, claim or right of set off under any contract with any obligor of any accounts receivable relating to the amount or validity of such accounts receivable.

                  (ee) Net Worth: Company's net worth is approximately Two Thousand Two Hundred and No/100 Dollars ($2,200.00), as is reflected on the Financial Statements.

                  (ff) Certain Payments: Neither the Company nor any officer, director or employee of Company has paid or received or caused to be paid or received, directly or indirectly, in connection with the business of Company (i) any bribe, kickback or other similar payment to or from any domestic or foreign government or agency thereof or any other person; or (ii) any contribution to any domestic or foreign political party or candidate, other than from personal funds of such officer, director or employee not reimbursed by Company or as permitted by applicable law.

         5. Representations and Warranties of Buyer: Buyer represents and warrants to Sellers as follows:

                  (a) Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Authorization and Effect of Agreement. This Agreement when executed and delivered by Buyer, shall constitute the legal, valid and binding obligations of Buyer enforceable against it in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws affecting generally the enforcement of creditors rights. The execution, delivery and performance of this Agreement will not violate any provision of any law, rule or regulation applicable to Buyer, or any order, judgment or decree of any court or other governmental agency binding on Buyer or any agreement or instrument to which Buyer is a party of by which it may be bound.

         6. Covenants of Sellers: At or before or after the Closing, as the context requires, Sellers covenant and agree that:

                  (a) Due Diligence Review. From the date hereof, Sellers shall make available for inspection by Buyer or its representatives during normal business hours, Company's books and records and all other documents reasonably requested by Buyer or its representatives that relate to the transactions contemplated hereunder (Due Diligence Review). Company shall furnish such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in Sections 4 (a)-(ff). Sellers shall further insure that Company shall cause its managerial employees, its counsel and accountants to be available upon reasonable notice to answer questions of Buyer and its representatives concerning the Business, Assets and Stock of Company. Company and its executive officers shall cooperate with Buyer in approaching customers and other third parties designated by Buyer. The Due Diligence Review shall be conducted in such a manner as not to interfere unreasonably with the operations of Company. The Due Diligence Review conducted by Buyer or its representatives hereunder shall not affect the representations and warranties of Company and Sellers hereunder.

                  (b) Maintenance of Insurance. Sellers shall insure that Company provides to Buyer copies of all policies of insurance of whatever kind or description maintained in effect by Sellers, all of which are attached hereto as Schedule 4(o). Sellers shall further insure that Company will maintain in full force and effect all of its presently existing insurance coverage through the Closing Date, including all present insurance coverage for each vehicle used in the Business until Closing.

                  (c) Conduct of Business. The Sellers shall conduct its Business in the ordinary course, consistent with the manner in which the Business is presently conducted and will use its best efforts to maintain, preserve and protect the Assets, the goodwill of the Sellers and the relationships with its customers. During such period of time, except upon the prior written consent of the Buyer, the Sellers shall not: (i) incur any Liabilities except current obligations and liabilities incurred in the ordinary course of business; (ii) sell, transfer or acquire any properties or assets, tangible or intangible, other than in the ordinary course of business; (iii) make any material change in its customary method of operations, including marketing and pricing policies; (iv) modify, amend or cancel any of its customers' orders or enter into any contracts, agreements, leases or understandings other than in the ordinary course of business; (v) enter into any contract with new or existing customers the period of performance of which extends beyond sixty (60) days from the date entered into or which is on terms more favorable than offered by Sellers to its customers in 2000; (vi) solicit, encourage or negotiate with any third party as to any disposition of the Assets or the Business or any shares of stock in the Sellers; (vii) pay any dividend or make any distribution to shareholders prior to the Closing Date;
         (viii) take any other action (A) that would cause any of the representations and warranties made by the Sellers in this Agreement not to be true and correct in all material respects on and as of the Closing Date; or (B) that would materially adversely affect the value of the Assets, their utilization in the Buyer's business or the ability of the Sellers to consummate the transactions contemplated by this Agreement.

                  (d) Confidentiality. Sellers shall take all steps reasonably necessary to preserve, protect, and maintain the confidentiality of information which is proprietary to it or which is not generally known in the industry, and shall not disclose the same or permit the disclosure thereof to any individual, corporation or other entity who or which is not presently in possession thereof.

                  (e) Permits. Sellers shall have obtained all authorizations, consents and permits of any and all persons required to allow the consummation of the transactions contemplated by this Agreement, as further discussed below in 6(f). With respect to any and all permits, licenses and franchises being assigned, transferred or conveyed hereunder, there are no restrictions or impediments to such assignment, transfer or conveyance, and Sellers shall cause all such permits to be assigned, transferred or conveyed to Buyer at Closing.

                  (f) Environmental Review. Sellers shall obtain a Phase I Environmental Review, demonstrating the right to the continued unrestricted use of the entire Real Property and shall reflect the satisfactory completion of remediation of the Real Property (including, without limitation, soil, groundwater, surface water, sediments, environmentally sensitive areas, and any other potential areas of concern and receptors. In the event that the results of the Phase I Environmental Review reasonably require further investigations, Sellers shall conduct such further site investigations as are warranted, including Phase II and Phase III Environmental Reviews (Environmental Reports). In the event any site remediation on any Real Property is required as a result of the Environmental Review(s), the reasonable costs of same shall be borne by Sellers and deducted from the Purchase Price. The Environmental Reports are attached hereto as Schedule 6(f).

                  (g) Hazardous Substances. No hazardous substances have been released or spilled on any site where the Business is conducted.

                  (h) Sales Tax. Sellers shall cooperate with Buyer in providing the notice to the Director of the Illinois Division of Taxation required by appropriate law and/or regulation, if any, at least ten (10) days prior to Closing and shall cooperate with the Director in promptly satisfying or making adequate provisions to ensure the satisfaction of any tax liabilities.

                  (i) Contracts. With respect to any and all contracts owned by Company, and listed on Schedules 4(f)(2), 4(l) and 4(h), there are no impairments to the validity of same resulting from the change in ownership of all of the outstanding stock of Company occasioned by the Closing.

                  (j) Escrow Account. At Closing, upon receipt of the Purchase Price, pursuant to Section 2 above, Sellers shall deliver the Escrow Fund Amount, defined below in Section 7(c) to the Escrow Agent, defined below in Section 8(a). The Escrow Fund Amount shall be deposited into an interest bearing account (Escrow Account) established by Escrow Agent and administered pursuant to an Escrow Agreement, attached hereto as Exhibit A, entered into by and between Escrow Agent and Sellers. Claims or demands may be made by Buyer for an offset against the Escrow Account, pursuant to Exhibit A. Upon the expiration of Exhibit A, Escrow Agent shall pay and distribute the amount remaining, if any, in the Escrow Account, including all interest accrued to date, to Sellers.

                  (k) Collections for Billed Services and Work in Process. At least Three (3) days before the Closing Date, Sellers shall cause Company to deliver to Buyer a schedule, identified as Schedule 6(k) to this Agreement, listing by customer name the amounts that as of that date are owed to Sellers in respect of all uncollected bills for services completed or products sold and for un-billed work in process. Copies of all invoices shall accompany Schedule 6(k).

         7. Covenants of Buyer: At or before or after the Closing, as the context requires, Buyer covenants and agrees that:

                  (a) Confidentiality. Buyer shall maintain the confidentiality of all proprietary and confidential information it receives or has received from Sellers and shall disclose and use the same only in connection with the transactions contemplated hereby or otherwise in compliance with laws. If the Closing does not occur for any reason whatsoever, Buyer shall promptly return to Sellers all copies of any confidential written information provided by Sellers then in Buyer's possession or control and shall continue to maintain the confidentiality required by this subparagraph until any item of such information becomes generally available in the industry through no fault of Buyer or of any officer, director or shareholder of Buyer.

                  (b) Payment of Earnout Amount. If it is reasonably determined that Earnout Amounts are due to Sellers, Buyer or its designee shall make all such payments fully and when due. In the event of a merger or combination in which Buyer is not the surviving entity, or of a sale of all or substantially all of Buyer's or Company's assets, if it should be reasonably determined that Earnout Amount(s) are due to Seller after such merger or sale, Buyer shall pay such Earnout Amount(s) to Seller.

                  (c) Escrow Account. Prior to the Closing Date and in accordance with the terms of Exhibit A, should Buyer reasonably determine that there may exist potential corporate liabilities which may expose Buyer to possible legal liability, Buyer, in its sole discretion, shall determine an amount to be deducted from the Purchase Price at Closing for deposit into the Escrow Account, such amount shall not to exceed Seven Hundred Fifty Thousand And No/100 Dollars ($750,000) (Escrow Fund Amount) and shall be set forth herein in
         Schedule 7(c). If any legal proceeding shall be instituted or any claim or demand shall be asserted by any legal person in respect of which indemnity may be sought pursuant to Section 12 below, Buyer shall have the right of offset against said Escrow Account, pursuant to the terms of Exhibit A. In the event of a dispute between Buyer and Sellers regarding the Escrow Fund Amount under this paragraph, the dispute shall be resolved pursuant to Sections 3(d)(i)-(ii) above.

         8. Mutual Covenants of the Parties: At or before or after the Closing, as the context requires, Sellers and Buyer mutually covenant and agree that:

                  (a) Escrow Agent. Prior to Closing, a third party bank shall be chosen by the mutual assent of Buyer and Sellers to administer the Escrow Account (Escrow Agent).

                  (b) Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall cooperate with the other in good faith and shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, to obtain all necessary approvals, and to remove any impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

         9. Conditions Precedent. (a) The obligations of Sellers under the Agreement to consummate the transaction contemplated hereby are subject to the following (Conditions Precedent):

                           (i) The representations and warranties made by Buyer herein shall be true and correct in all material respects on and as of the Closing.

                           (ii) All of the provisions of this Agreement to be complied with and performed by Buyer at or before the Closing shall have been duly complied with and performed in all material respects.

                           (iii) On or before the Closing, no action or proceeding shall have been instituted before any court, governmental agency or arbitrator to restrain or prohibit or to obtain material damages from Sellers in respect to this Agreement or the consummation of the transaction contemplated herein, which, in the opinion of Buyer or its counsel, makes it inadvisable to consummate such transaction.

                           (iv) Buyer shall have determined, in its sole discretion, the Escrow Fund Amount, and Buyer and Sellers shall have memorialized the Escrow Fund Amount by affixing their signature to Schedule 7(c) herein.

                           (v) Buyer shall have executed and delivered all of the documents and instruments referred to herein as exhibits to this Agreement.

                           (vi) Buyer shall have completed all tasks and delivered all documents required by the Agreements.

                  (b) The obligations of Buyer under the Agreement to consummate the transaction contemplated hereby are subject to the following conditions precedent:

                           (i) Buyer shall have completed to its sole satisfaction a Due Diligence Review of the Business.

                           (ii) Since the date of the Financial Statements there shall have occurred no material adverse change in the properties, prospects or operations of Company or in the quality and character of its customers and relations therewith or in the aggregate business volume done with customers of the Business.

                           (iii) Sellers shall have obtained all consents required to be obtained by Sellers and shall have caused Company to have obtained all consents required by Company in order to execute, deliver and perform Sellers's obligations under this Agreement.

                           (iv) Any and all liens and other encumbrances on the Assets shall have been duly disclosed to Buyer on Schedule 4(e) attached hereto.

                           (v) All licenses, permits and franchises which are required in order to conduct the Business by Buyer shall have been properly assigned, transferred or conveyed by Sellers to Buyer.

                           (vi) Sellers and Company shall have executed and delivered all of the documents and instruments referred to herein as Schedules to this Agreement.

                           (vii) Buyer shall have obtained all permits and approvals necessary, in Buyer's sole discretion, in form and substance satisfactory to Buyer in Buyer's sole discretion, to own and operate the Business.

                           (viii) All required governmental approvals with respect to this transaction, Buyer's ownership of the Stock and Company's operation of the Business shall have been obtained and shall not be subject to any condition(s) which, in the sole discretion of Buyer, is/are not acceptable.

                           (xiv) The representations and warranties made by Sellers herein shall be true and correct in all material respects on and as of the Closing. If Buyer, in its sole discretion, determines that the representations and warranties made by Sellers are substantially incorrect or untrue, Buyer may elect to not consummate this transaction.

                           (x) Sellers shall supply all information and documents required to be attached hereto as Schedules.

                           (xi) Sellers shall have completed all tasks required by the Agreements.

         10. The Closing: The closing of the transactions contemplated by this Agreement (the Closing) shall take place at the offices of Buyer located at 60 Park Place, Suite 509, Newark New Jersey, on or about June 10, 2002, at 10:00 AM, or at such other place and/or time as shall be fixed by mutual agreement of the parties hereto. The time and date of the Closing is referred to in this Agreement as the Closing Date. The Closing shall be effective as of the time on the Closing Date that the parties shall have performed all the acts and executed and delivered all documents, payments and instruments to be performed and executed and delivered at or before the Closing, as described herein. Sellers assume all risk of loss due to fire or other casualty up to the Closing. In the event the Closing does not occur on the Closing Date, and the Closing Date has not been extended, in writing signed by both parties, then this Agreement shall become null and void, and be deemed terminated pursuant to Section 20 herein.

                  (a)      At the Closing, Sellers shall deliver to Buyer:

                           (i) Certificates for One Thousand (1,000) shares of Company common stock, representing all of the issued and outstanding shares of Company common stock, duly endorsed for transfer to Buyer, which shall transfer to Buyer good and valid title to all of the Company common stock, free and clear of all liens, claims, restrictions and encumbrances of any nature whatsoever; and

                           (ii) All permits, endorsements, consents, waivers and/or approvals in connection with Company's permits necessary for the operation of the Business. A complete list of the same is annexed hereto as Schedule 4(i); and

                           (iii) All certificates of title relating to the motorized equipment listed on Schedule 4(g);and

                           (iv) All corporate, accounting, business and tax records of Company; and

                           (v) The Good Standing Certificate of Company, attached hereto as Schedule 10(a)(v); and

                           (vi) Any and all leases and deeds representing Sellers's interest in the Real Estate, as same is listed on Schedule 4(s) et. sec.; and

                           (vii) The Information, attached hereto as Schedule 4(c); and

                           (viii)   The Phase I, Phase II and Phase III
                                    Environmental Reports, as appropriate,
                                    attached hereto as Schedule 6(f).

                           (ix)     The Escrow Agreement; and

                           (x) All properly transferred licenses, permits and franchises which are required in order to conduct the Business; and

                           (xi) Sellers shall have supplied all information and documents required to be attached hereto as Schedules; and

                           (xii) Sellers shall have completed all tasks required by the Agreements; and

                           (xiii) Such further documentation or instruments as the Buyer or its counsel may reasonably request to effectuate their terms of this Agreement.

                  (b)      At the Closing, Buyer shall deliver the following to
         Sellers:

                           (i) The Purchase Price, less the Escrow Fund Amount, by either certified check or wire transfer; and

                           (ii) The Good Standing Certificate of Buyer, attached hereto as Schedule 10(b)(ii); and

                           (iii) A letter from the New Jersey Department of Environmental Protection (NJDEP) approving the Stock Purchase Agreement, attached hereto as schedule 10(b)(iii).

                           (iv)     Properly executed originals of the
                                    Employment and Covenant Not To Compete
                                    Agreements by and between Buyer and Lester
                                    Bulawa, Buyer and Urszula Bulawa, Buyer and
                                    Damian Bulawa, and Buyer and Wesli Bulawa, attached hereto as schedule 10(b)(iv); and

                           (v) Buyer shall deliver to Sellers reasonable verification of the delivery or transfer of the Escrow Fund Amount to Escrow Agent; and

                           (vi) Such further documentation or instruments as Sellers or its counsel may reasonably request to effectuate the terms of this Agreement.

         11. Survival of Representations, Warranties and Covenants: The representations, warranties and covenants contained herein shall survive the Closing hereof for a period of Five (5) years to protect the party in whose favor they run, irrespective of and unaffected by any investigation made or knowledge obtained by any of the parties hereto, including, without limitation, the participation of the Buyer's accountants or counsel on behalf of the Buyer in any examination or review of the business, affairs, financial condition, or Assets of the Sellers; provided however, that in the case of all such representations, warranties, covenants and agreements, there shall be no such termination with respect to any such representation, warranty, covenant or agreement to the extent a bona fide claim has been asserted by written notice of such claim delivered to the party or parties making such representation, warranty, covenant or agreement prior to the expiration of the survival period.

         12. Indemnification: (a) Excluding consequential, special or punitive damages, Buyer shall, and hereby does, indemnify and hold Sellers harmless from and against, and in respect of:

                           (i) any and all losses, liabilities, damages, deficiencies and obligations (the "Liabilities") resulting from any misrepresentations or breach of warranty by Buyer or nonfulfillment of any covenant or condition to be performed or complied with by Buyer under the terms of this Agreement; and

                           (ii) all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and disbursements, incident to the items set forth in Section 12(a)(i) above.

                  (b) Excluding consequential, special or punitive damages, Sellers shall indemnify and hold Buyer harmless from and against:

                           (i) for a period of Five (5) years from the Closing Date, any and all Liabilities of the Sellers' Liabilities which are not expressly assumed by the Buyer at the Closing, including, without limitations, any and all such Liabilities or obligations of Company in respect of which claims are asserted against the Assets, the Business or the Buyer (A) as an alleged transferee of or successor to the Sellers; or (B) involving any Federal, state, local or foreign tax liability of the Sellers, including any interest or penalties thereon;

                           (ii) any and all Liabilities resulting from any misrepresentation or breach of warranty or nonfulfillment of any covenant or condition to be performed or complied with by Sellers under the terms of this Agreement; and

                           (iii) all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and disbursements, incident to the foregoing.

                  (c) In addition to and without limiting the foregoing in any way, for a period of Five (5) years from the Closing Date, the Sellers strictly shall defend, indemnify and hold harmless Buyer from and against any and all fines, penalties, costs, liabilities, damages, losses or expenses (including without limitation, sampling, monitoring or remediation costs, reasonable attorneys', consultants' and engineering fees and disbursements, costs of defense and interest) (hereinafter referred to in this 12(c) as Claims) (i) incurred by Buyer; or (ii) for which Buyer is liable or obligated pursuant to any judicial or administrative judgment, order, directive or decree or any settlement or compromise of any claim, arising from or relating to any breach or violation of any applicable environmental law including the release or discharge of any Hazardous Material or from or relating to any breach or violation of any representation or warranty by Sellers set forth in Section 4(p), (q), or (r) of this Agreement.

                  (d) If any legal proceeding shall be instituted or any claim or demand shall be asserted by any legal person in respect of which indemnity may be sought by one party hereto (Indemnitee) from the other party hereto (Indemnitor), then the Indemnitee shall send written notice to the Indemnitor of the assertion of such claim or legal proceeding promptly after the Indemnitee obtains knowledge thereof. The Indemnitor shall have the option, at its own expense, to be represented by counsel of its choice, and to defend against, negotiate, settle or otherwise deal with such claim and/or proceeding; provided, however, that no settlement shall be made without the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed) unless the settlement provides for no liability for and no payment by Indemnitee and acknowledges no fault by Indemnitee. The Indemnitee may participate in any such proceeding with counsel of its choice, but at its own expense. To the extent the Indemnitor elects not to or fails to defend such proceeding, claim or demand, the Indemnitee may defend against, settle or otherwise deal with any such proceeding, claim or demand without the consent of the Indemnitor, provided that the Indemnitee acts in good faith. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. The amount of indemnifiable claims due an Indemnitee shall be paid by the Indemnitor to the Indemnitee on demand. If a claim shall be made wherein Sellers could be obligated to indemnify and hold Buyer harmless pursuant to the terms of this Agreement, and if any of the future Earnout Amount(s) remains unpaid, pursuant to Section 3(b) above, in addition to the Escrow Account and all other remedies to which Buyer shall be entitled, Buyer may suspend payment of the future Earnout Amount(s) and place such future Earnout Amount(s) into an interest bearning escrow account until such time as the claim is finalized (Indemnity Account). In the event that Buyer is obligated to pay a claim, on behalf of Company, to any legal person pursuant to a judicial or administrative judgment, order, directive, decree, or a settlement or compromise, Buyer shall be entitled to use the Indemnity Account and any and all future Earnout Amounts to satisfy such judicial or administrative judgment, order, directive, decree, settlement or compromise. Any amount offset shall first be applied against accrued and unpaid interest before any amounts are offset against principal. Buyer shall exercise its right of offset by providing notice of exercise to Sellers in accordance with the provisions of Section 3(c). In the event that Buyer is found not liable by any judicial or administrative body, Buyer shall return the future Earnout Amount(s) in the Indemnity Account within Fifteen (15) business days of such adjudication in Buyer's favor. All interest earned by the Indemnity Account shall be the property of and shall be paid to the party to whom the proceeds of the Indemnity Account are paid. In the event of a dispute under this paragraph, the parties shall follow the procedure set out above in Sections 3(d)(i)-(ii) to resolve the dispute.

                  (e) In the event of a legal proceeding brought by Company and/or Buyer to enforce the terms of the Employment and Covenant Not to Compete Agreements, in addition to any and all other remedies to which Buyer and or Company shall be entitled, Buyer may suspend payments of the future Earnout Amount(s) due and hold same to offset dollar-for-dollar cost and damages finally determined to be a result of any breach of or noncompliance with the terms of the Employment and Covenant Not to Compete Agreements. Buyer shall exercise its right of offset by providing notice of exercise to Sellers at any time before payment in full of any future Earnout Amount(s).

                  (f) The rights and remedies granted in this Section 12 are not exclusive of any and all other rights and remedies which the parties may have at law or in equity.

         13. Brokers: Each party represents and warrants to the other that it has had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement and that no broker or finder's fees are due from either Buyer or Sellers with respect to this transaction.

         14. Notices: Any notices or other communications required or permitted hereunder shall be sufficiently given in writing and personally delivered or delivered via any courier service or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address as either party may hereafter designate by notice given pursuant hereto:

         In the case of Buyer:

                  Phoenix Waste Services Company, Inc.
                  60 Park Place - Suite 509
                  Newark, NJ 07102
                  Attn: Richard L. Franks

         In the case of Sellers:

                  LU Transport, Inc.
                  2648 West 50th Street
                  Chicago, Illinois 60632
                  Attn: Lester Bulawa and Urszula Bulawa

         15. Entire Agreement: This Agreement, including the exhibits and schedules hereto, contains the entire agreements and understandings between the parties hereto, and no agreements, representations or warranties, oral or written, express or implied, have been made by the parties which are not set forth or referred to expressly in this Agreement. No alteration, amendment or modification of this Agreement shall be valid unless made in a written instrument signed by the parties hereto.

         16. Successors and Assigns: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but no other third party shall be a beneficiary of this Agreement or any of its terms or provisions.

         17. Paragraph Headings: The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         18. Expenses: Whether or not this transaction shall close, each party hereto shall pay its own expenses, incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation, any legal and accounting fees.

         19. Further Assurances: The parties agree to execute and deliver such further instruments and documents and to take such further actions as are necessary or desirable to consummate the transactions contemplated hereby.

         20. Termination of Agreement: (a) This Agreement may be terminated prior to Closing by Sellers, if Buyer is unable to comply with the Conditions Precedent described in Section 9(b). This Agreement may be terminated by Buyer for any reason prior to Closing, including Buyer's convenience. In the event of a termination of this Agreement, the confidentiality obligations described in
Section 6(d) and Section 7(a) shall survive said termination for a period of One
(1) year from said termination date.

                  (b) In the event of termination of this Agreement as set forth above Section 20(a), this Agreement shall forthwith become null and void and there shall be no obligations on the part of either party to this Agreement to consummate the transactions contemplated hereby and neither party shall have any liability to the other party, except that, the obligations described in Section 11 shall survive said termination for a period of Five (5) years from said termination date, and the confidentiality obligations referenced above in Section 20(a) shall survive said termination for a period of One (1) year.

         21. Applicable Law: This Agreement shall be governed by, and be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements to be performed wholly within that state. The parties designate the courts situated in the State of New Jersey as the forum of choice to hear and determine any claim, controversy or disagreement arising under this Agreement.

         22. Counterparts: This Agreement may be executed in two or more counterparts each of which shall constitute an original instrument but all of which shall constitute one and the same instrument.

         23. Severability: Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         24. Variations in Pronouns: All pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neutral as the identity of the person or persons may require, and wherever necessary or appropriate in the context of this Agreement, the singular shall include the plural and vice versa.

         25. Waiver: The failure of a party to insist on the performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement that will limit the party's right thereafter to enforce any provision or exercise any right relating to this Agreement.

         26. Further Covenants and Agreements: The parties expressly acknowledge and further covenant and agree as follows:

                  (a) Each party to this Agreement has read, understood, and had the option to obtain qualified legal counsel to interpret its legal effect. Accordingly, it is agreed that the usual rule of contract interpretation causing ambiguities to be resolved in favor of the non-drafting party shall not apply to the interpretation of this Agreement.

                  (b) That entering into this Agreement, the respective parties are not relying upon any information, data, predictions, projections, opinion, statement or promise furnished or made by or on behalf of the other party, except as may be expressly and specifically set forth herein, and that each party expressly relieves the other party of any duty whatsoever to disclose, furnish, explain or correct any information, data, prediction, projection, opinion, statement or promise that the other party has made in any discussions or negotiations prior to or contemporaneously with the execution and delivery of the Agreement.

                  (c) That each party has carefully reviewed this Agreement and is entering into it freely and not under any compulsion or duress.

                  (d) That the parties expressly and especially agree that this Agreement shall be binding and enforceable in accordance with its terms and that each party waives any claim or contention, now or in the future, that this Agreement is or should be void, voidable, unenforceable or not binding upon them for any reason whatsoever, and further expressly and especially waive any such contention which would or could be based upon any judicial decisions denying enforceability or any such provisions.

                  (e) That the person signing this Agreement has all of the requisite authority to bind the party for whom he is signing.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, on the day and year first above written.

                  (Remainder of page intentionally left blank)

                                (Signature Page)


                                     Buyer
                                     -----


PHOENIX WASTE SERVICES COMPANY, INC.



By /s/ Richard L. Franks
  -----------------------------
Richard L. Franks
Vice President/Secretary



                                    Sellers
                                    -------


LU TRANSPORT INC.


By /s/ Lester Bulawa
  -----------------------------
Lester Bulawa



By /s/ Urszula Bulawa
  -----------------------------
Urszula Bulawa